State of Delaware Secretary of State Devision of Corporations Delivered 04:56 PM 09/15/2010 FILED 04:56 PM 09/15/2010 SRV 100911914 - 4872395 FILE

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

o	First: The name of this Corporation is BRS Group, Inc.

o	Second: Its registered office in the Stte of Delaware is to be located at 16192
Coastal Highway Street, in the City of Lewes
County of Sussex Zip Code 19958. The registered agent in
charge thereof is Harvard Business Services, Inc.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of
Delaware.
o	Fourth: The amount of the total stock of this corporation is authorized to issue is
24,000,000 shares (number of authorized shares) wich a par value of
0.0010000000 per share.
o	Fifth: The name and mailing address of the incorporator are as follows:
Name Sherry Xue Li
Mailing Address 87 Dennis Street
Garden City Park Zip Code 11040
o	I, The Undersigned, for the purpose of forming a corporation under the laws of the
State of Delaware, do make, dile and record this Certificate, and do certify that the
16th day of September, A.D. 2010.

By:	/s/ Sherry Xue Li
(Incorporator)
NAME:	Sherry Xue Li
(type of print)